UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934
Date of Report: September 20, 2005
(Date of earliest event reported)
Paragon Real Estate Equity and Investment Trust
(Exact name of registrant as specified in its charter)

Maryland	0-25074	39-6594066
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1240 Huron Road, Suite 301, Cleveland, Ohio 44115
(Address of principal executive offices including zip code)
(216) 430-2700
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
Paragon Real Estate Equity and Investment Trust (“Paragon”) received a letter on September 20, 2005 from the American Stock Exchange (“Amex”) notifying the company that it is not in compliance with the continued listing requirements of Section 1003(a)(iii) of the Amex Company Guide due to shareholders’ equity of less than $6.0 million and losses from continuing operations and net losses in its five most recent years. In addition, Amex noted that Paragon’s stock price has been below $0.24 for the last 12 months and notified the company pursuant to Section 1003(f)(v) of the Amex Company Guide that it recommends a reverse stock split.
As previously disclosed on Current Reports on Form 8-K dated December 1, 2004 and February 22, 2005, in December 2004, Paragon was advised by Amex that it was not in compliance with other shareholders’ equity requirements of the exchange. Since submitting its compliance plan to Amex, Paragon has been exploring various ways to maintain its listing, including identifying potential acquisitions and performing due diligence. Paragon remains committed to the plan and its proposed actions to bring the company into compliance with Amex’s listing standards. In addition, at its 2005 annual meeting of shareholders, Paragon obtained authorization for the board of trustees to effect a reverse split of its shares when appropriate. If Paragon is not in compliance with the listing standards at the end of the plan period, or does not make progress consistent with the plan, the company will be subject to delisting proceedings. In the interim, Paragon’s common shares will continue to trade on Amex.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2005	Paragon Real Estate Equity and Investment Trust
	By:	/s/ John J. Dee
John J. Dee
Senior Vice President and Chief Financial Officer

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